Exhibit 5.1

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

DX Box Number 10 CDE

Direct Line 0207 456 3309

Direct Fax 0207 456 2222

simon.branigan@linklaters.com

Abengoa Yield plc

Great West House, GW1, 17th Floor

Great West Road

TW8 9DF Brentford

United Kingdom

11 December 2014

Dear Sirs

Legal Opinion in relation to the proposed secondary offering of ordinary shares of Abengoa Yield plc (the “Company”)

1	Introduction

We have acted as English legal advisers to the Company in connection with the offering (the “Offer”) by Abengoa Concessions Investments Limited, as selling shareholder, of ordinary shares of the Company, nominal value US$0.10 per share (the “Shares”), as described in the Company’s Registration Statement on Form F-1 (the “Registration Statement”) originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on 11 December 2014 under the United States Securities Act 1933 (the “Act”), as amended. We have taken instructions solely from the Company.

2	English law

This opinion is limited to English law as applied by the English courts and published and in effect on the date of this opinion. It is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, English law. In particular, we express no opinion herein with regard to any system of law (including, for the avoidance of doubt, the federal laws of the United States of America and the laws of the State of New York) other than the laws of England as currently applied by the English courts.

3	Scope of Enquiry

For the purpose of this opinion:

3.1	We have examined the following documents:

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a multinational limited liability partnership registered in England and Wales with registered number OC326345 including solicitors of the Senior Courts of England and Wales, members of the New York and District of Columbia Bars and foreign legal consultants in New York. It is a law firm authorized and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com.

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3.1.1	A copy of the Registration Statement;

3.1.2	A copy of the Company’s Certificate of Incorporation and the Certificate of Re-registration as a public company;

3.1.3	A copy of the Articles of Association of the Company adopted on 17 March 2014 and a copy of the Articles of Association of the Company adopted on 18 June 2014;

3.1.4	The results of an online search in respect of the Company on the Companies House Direct Service made at 12:46 p.m. (London time) on 10 December 2014 (the “Search”); and

3.1.5	The results of a telephone search at the Central Registry of Winding-Up Petitions in relation to the Company made at 12:56 p.m. (London time) on 10 December 2014 (the “Telephone Search”).

3.2	We express no opinion as to any taxation matters.

4	Assumptions

For the purpose of this opinion, we have assumed that:

4.1	All copies of documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.

4.3	The documents referred to in paragraphs 3.1.2 and 3.1.3 are up-to-date.

4.4	None of the documents examined by us have been amended, supplemented or terminated (whether by written agreement, course of dealings or otherwise).

5	Opinion

Based on the documents referred to and assumptions in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to us, we are of the following opinion:

5.1

The Company was incorporated in England as a private company with limited liability on 17 December 2013 and was then re-registered on 19 March 2014, and is existing, as a public company in England with limited liability under the laws of England.

5.2

The Shares when sold will be duly authorised and validly issued, fully paid and non-assessable (which means when used herein that the holder is not liable, solely because of a security holder status, for additional assessments or calls on the security by the Company or any other person).

5.3	The Telephone Enquiry did not indicate any presentation of any winding up petition or any petition or order for administration in respect of the Company.

6	Qualifications

This opinion is subject to the following qualifications:

6.1

This opinion is subject to any limitations arising from (a) bankruptcy, insolvency and liquidation laws, (b) laws relating to reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

6.2

Our opinion that the Company is existing is based on the Search and the Telephone Search. It should be noted that the Search and the Telephone Search are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced.

7	Reliance

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act.

8	Consent

We hereby consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP